Attachment – Form 3 relating to Global Arena Holding, Inc. (GAHC) – Date of Event: 4/30/14

The Reporting Persons may be deemed to be members of a “group” for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934. As a group, the Reporting Persons collectively beneficially own 3,159,151 shares of Common Stock (409,151 of which are outstanding and 2,750,000 of which may be acquired within 60 days pursuant to outstanding warrants) representing 11.7% of the outstanding Common Stock. The Reporting Persons expressly disclaim beneficial ownership of shares of Common Stock beneficially owned by other Reporting Persons, except as set forth below.

Mr. Rubino beneficially owns, and has sole voting and dispositive power with respect to, 1,254,985 shares of Common Stock (209,151 of which are outstanding and 1,045,834 of which may be acquired within 60 days pursuant to outstanding warrants) representing 5.0% of the outstanding Common Stock. Of these shares, PELHAM DR LLC, a New York limited liability company that is operated as an investment vehicle of Mr. Rubino, is the direct owner of 309,151 shares of Common Stock (209,151 of which are outstanding and 100,000 of which may be acquired within 60 days pursuant to outstanding warrants).

Mr. Dolatly beneficially owns, and has sole voting and dispositive power with respect to, 1,045,833 shares of Common Stock (100,000 of which are outstanding and 945,833 of which may be acquired within 60 days pursuant to outstanding warrants) representing 4.2% of the outstanding Common Stock.

Mr. Pickus beneficially owns, and has sole voting and dispositive power with respect to, 858,333 shares of Common Stock (100,000 of which are outstanding and 758,333 of which may be acquired within 60 days pursuant to outstanding warrants) representing 3.4% of the outstanding Common Stock.

GCA Ventures, LLC does not beneficially own any shares of Common Stock.

The above percentages were calculated based on 24,136,693 shares of Common Stock outstanding as of April 15, 2014 (as reported in Global Arena’s Form 10-K for the fiscal year ended December 31, 2013) and accounting for the shares of Common Stock that the applicable Reporting Person, or each of the Reporting Persons in the case of the “group” calculation, has the right to acquire within 60 days of the date hereof pursuant to outstanding warrants.